UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                           SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934


Filed by the Registrant |X|

Filed by a Party other than the Registrant |_|

Check the appropriate box:

|_|  Preliminary Proxy Statement
|_| Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
|_|  Definitive Proxy Statement
|X|  Definitive Additional Materials
|_|  Soliciting Material Pursuant to ss. 240.14a-12


                        ASCENTIAL SOFTWARE CORPORATION
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               (Name of Registrant as Specified in Its Charter)


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   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of Filing Fee (Check the appropriate box):
     |X|   No fee required
     |_| Fee computed on table below per Exchange Act Rules l4a-6(i)(l) and 0-11.


     (1)   Title of each class of securities to which transaction applies:

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     (2)   Aggregate number of securities to which transaction applies:

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     (3)   Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4)   Proposed maximum aggregate value of transaction:


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     (5)   Total fee paid:

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     |_| Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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


                        ASCENTIAL SOFTWARE CORPORATION


                             50 Washington Street
                       Westborough, Massachusetts 01581




                                                          April 14, 2005


Dear Ascential Software Corporation Stockholder:

I am writing to you regarding the special meeting of stockholders being held for the purpose of approving the proposed sale of our company to IBM. Our board of directors continues to unanimously recommend that you vote "FOR" approval of the proposal to adopt the merger agreement at the special meeting.

On or about April 1, 2005 we mailed to you a proxy statement that contains a detailed description of the proposed merger and other information. This supplement contains additional information and we urge you to read it and the original proxy statement carefully as they contain information which may be important for you to consider in connection with the merger and the special meeting. Your vote is important. The affirmative vote of the holders of a majority of the outstanding shares of Ascential's common stock is required to adopt the merger agreement.

To vote your shares, if you have not yet done so, you may use the enclosed proxy card or attend the special meeting in person. On behalf of the board of directors, I urge you to sign, date and return the enclosed proxy card, or vote via the Internet or by telephone, or follow the instructions for voting provided by your broker or bank, as soon as possible, even if you currently plan to attend the special meeting.

Thank you for your support of our company. I look forward to seeing you at the special meeting.


                                       Sincerely,


                                       /s/ PETER GYENES

                                       Peter Gyenes
                                       Chairman and Chief Executive Officer

This proxy statement supplement is dated April 14, 2005, and is first being mailed to stockholders of Ascential on or about April 14, 2005.

                        ASCENTIAL SOFTWARE CORPORATION

                             50 Washington Street
                       Westborough, Massachusetts 01581


                        SPECIAL MEETING OF STOCKHOLDERS
                         to be held on April 29, 2005

                        SUPPLEMENT DATED APRIL 14, 2005
                    TO PROXY STATEMENT DATED APRIL 1, 2005



                              GENERAL INFORMATION


This supplement is being mailed to the stockholders of Ascential Software Corporation entitled to vote at the special meeting of stockholders being held for the purposes set forth in the notice of special meeting and accompanying proxy statement first mailed to stockholders on or about April 1, 2005. All holders of record of Ascential common stock on the close of business of March 29, 2005, the record date, are entitled to vote at the special meeting and any adjournment or postponement thereof. This supplement is being mailed to stockholders on or about April 14 2005.


                              RECENT DEVELOPMENTS

As set forth in the proxy statement on page 30, on March 15, 2005 we, as well as our directors and IBM, were named defendants in a purported stockholder class action complaint filed in the Delaware Court of Chancery. On April 4, 2005, the plaintiff filed an amended purported class action complaint (the "Amended Complaint"). The plaintiffs have also filed motions for expedited proceedings and expedited discovery.

On April 12, 2005 we and the other defendants entered into a memorandum of understanding with the plaintiff regarding settlement of the litigation. In connection with the settlement, we have agreed to make certain additional disclosures to our stockholders which are included in this proxy statement supplement. Subject to the completion of certain confirmatory diligence by counsel to the plaintiffs, the memorandum of understanding contemplates that we will enter into a settlement agreement, which would then be subject to customary conditions including court approval. The settlement will not affect the merger consideration.

We and the other defendants vigorously deny all liability with respect to the facts and claims alleged in the Amended Complaint and believe that all of the plaintiff's claims are without merit, including their claims that the proxy statement as originally mailed fails to disclose or only partially discloses certain purportedly material information. We believe that the information plaintiffs allege we should have disclosed either (1) was adequately disclosed and discussed in the proxy statement or (2) is not required to be disclosed under the federal securities laws or under applicable state law and is not material as a matter of law or in the context of the matters to be considered in connection with the special meeting. Nevertheless, as part of the settlement, to avoid the risk of delaying or otherwise jeopardizing the merger and to avoid the expense and burden of litigation, we have agreed to make this additional information included in this proxy statement supplement available to our stockholders.

Among other things, the Amended Complaint alleges (1) that the termination fee, the rendering of Ascential's rights plan inapplicable to the transaction, and the "no shop" provision included in the merger agreement prevent third parties from coming forward; (2) that the $18.50 per share price in the merger fails to value Ascential adequately in light of the Company's record earnings, new products, anticipated growth and stock price; (3) that the pre-existing relationships between IBM and Ascential have precluded any other suitor from coming forward; (4) that Mr. Gyenes, our chief executive officer and member of our board of directors, who is a named defendant in the complaint, has a conflicting interest with those of other Ascential stockholders due to the triggering of his change of control severance agreement, restricted stock agreement, bonus plans and accelerated vesting of certain options; (5) that Mr. Gyenes dominates and controls the board by virtue of having previously worked elsewhere with other members of the board of directors and that the members of our board of directors abdicated their fiduciary duties by agreeing to the merger to permit Mr. Gyenes and our other officers to realize substantial cash benefits currently; (6) that the Deutsche Bank Securities Inc. analysis included in the proxy statement is flawed, specifically the discounted cash flow analysis, and that the retention of Deutsche Bank was procedurally flawed due to the relationships between IBM and Deutsche Bank;
(7) that we violated fiduciary duties of due care, loyalty and good faith; (8) that members of our board of directors violated fiduciary duties of due care, loyalty and good faith by agreeing to the terms of the merger, not properly shopping the company and hastily entering into the merger with IBM to avoid the second bidder; and (9) that the proxy statement is materially false and misleading in that it fails to disclose material information required to determine whether to vote in favor of the merger, including the parameters initially set by IBM with Ascential to pursue a possible transaction, the identity of the second bidder, the timing for our entering into an agreement with IBM despite the existence of the second bidder, a discussion as to why the board of directors decided to undertake the merger at this time, the results of the review of strategic alternatives, why Deutsche Bank was retained despite the fact that Deutsche Bank provided services to IBM and vice versa, the compensation Deutsche Bank has received from IBM, the projections used by Deutsche Bank in the discounted cash flow analysis and the discount rates used by Deutsche Bank for the weighted average cost of capital, compared with the discount rates derived by analysts for comparable companies, and an explanation of the phrase "tax-effected EBIT," a metric Deutsche Bank used in two of its analyses.


Background to the Transaction and the Board's Recommendation

As discussed in detail in the proxy statement on pages 20-23, prior to entering into a confidentiality agreement with IBM on February 4, 2005, there had been several discussions between IBM and us and our respective representatives regarding a possible strategic transaction and it was only in February of 2005 that we believed IBM expressed a willingness to consider certain parameters, including a price range of $17.25 to $19.00 per share.

For a significant period of time prior to entering into an agreement with IBM, management, independently and through investment bankers, including Deutsche Bank, periodically discussed potential strategic transactions with potential partners, which included the leading enterprise software vendors in the market segments of integration, software platforms and applications and business intelligence, concurrently with growing the business as an independent company. Among these potential partners were current business partners, like IBM and the second bidder; potential partners identified by management or investment bankers; and potential partners who contacted us unsolicited.

Between May 2004 and the board meeting on March 11, 2005, Deutsche Bank identified and contacted more than 10 parties considered to be potentially viable strategic partners. These potential partners either indicated that they would not be interested in a transaction, some because they believed that their own internally developed solutions would be superior or sufficient to compete, or evidenced no serious intention to enter into a transaction. These discussions also confirmed our view that some of our competitors that offer ETL functionality, such as Microsoft and Oracle, are increasing their commitment to internally develop and improve their ETL solutions.

As discussed in the proxy statement, our board of directors approved the transaction with IBM only after reviewing the current competitive landscape in our industry and the other alternatives available to us (including continuing to operate as an independent company) and the results of discussions with other potential strategic partners, including IBM, over a lengthy period. The board also reviewed the status of the current discussions with the second bidder, which had informed Deutsche Bank on March 10 that it would require several additional weeks of diligence to confirm its willingness to even move forward at the price stated in the non-binding letter, that it would not increase that price, that the consideration would not be all cash, and that it was not willing at such time to provide any additional parameters. The board of directors also considered the risk that if we did not enter into a transaction with IBM now, we would not have another opportunity to do so. The board of directors took into account the initiatives undertaken by current or future competitors and the effects those initiatives would have on our ability to compete as an independent company, particularly the fact that IBM had indicated in the course of negotiations that if we did not timely enter into a transaction with it, IBM would proceed with alternate plans to acquire and develop comparable solution and might become a significant competitor.

Additionally, the board of directors was aware of the interests of certain officers, including Mr. Gyenes, in the transaction, including the payments under the previously disclosed restricted stock awards granted to such officers in January 2005 and the new arrangements with IBM. Under the new arrangements with IBM, our executive officers waived certain rights under their existing severance agreements and would receive the same dollar amount of severance to which they were entitled under their existing severance arrangements with us, paid out either at the end of their respective transition periods in the case of Messers. Gyenes, McBride and Semel (who also would receive a $200,000 retention amount at such time for his six-month transition period), or as retention payments over a two year period in the case of Mr. Fiore. See "The Merger - Interests of Ascential Executive Officers and Directors in the Merger."


Opinion of Ascential's Financial Advisor

As disclosed in the proxy statement on pages 27-28, in connection with its discounted cash flow analysis, Deutsche Bank reviewed selected analyst reports for projected cash flows for 2005 and 2006 and certain information provided by Ascential's management for estimated projected cash flows for 2007-2014. Deutsche Bank used the following cash flow numbers for Ascential for the years 2005 through 2014, respectively, $26 million, $45 million, $51 million, $56 million, $62 million, $68 million, $70 million, $75 million, $81 million and $88 million. The cash flow amounts for 2005 and 2006 were estimated by Deutsche Bank based on a C.E. Unterberg, Tobin analyst report dated February 9, 2005 that was substantially similar to and more detailed in some respects than management's estimates, which had been prepared for internal use, for these periods. The C.E. Unterberg, Tobin analyst report used by Deutsche Bank was also in line with then-current consensus estimates. Such information from C.E. Unterberg, Tobin or similar sources was unavailable for future periods and the cash flow amounts for 2007-2014 were derived from management's estimated projections. Ascential does not, as a matter of course, publicly disclose long-term estimates and those provided to Deutsche Bank for the purpose of its discounted cash flow analysis were not prepared with a view to public disclosure or compliance with the published guidelines of the SEC regarding projections, nor were they prepared in accordance with generally accepted accounting principles. These long-term projected cash flow estimates were derived from financial projections prepared by Ascential management consistent with its historical development of budgets and long-range operating projections for internal use and not developed for public disclosure. Although these estimates present numerical specificity, they reflect numerous assumptions, including assumptions regarding development activities, and estimates made by management, that management thought were reasonable at the time they were made. Failure to achieve any such assumptions would impact the accuracy of the projections. Additionally, factors such as industry performance and general business, economic, regulatory, market and financial conditions, all of which are extremely difficult to predict and beyond the control of management, may cause the projected estimates and management's assumptions to be inaccurate. See "Forward Looking Statements" in the proxy statement for additional information.

Additionally, Deutsche Bank calculated the weighted average cost of capital of Ascential used in the discounted cash flow analysis based on its analysis of the "predicted beta" from Barra, Inc. for certain selected companies and the "equity market risk premium" from Ibbotson Associates.

In connection with its analysis of selected publicly traded companies and analysis of selected precedent transactions, Deutsche Bank used the metric of tax-effected EBIT. Deutsche Bank used tax-effected EBIT in order to take into account Ascential's relatively large cash balance and related earnings from interest, as compared to the other companies used in the Deutsche Bank analyses, as adjusted to reflect such earnings excluding interest on an after-tax basis. As set forth on page 25 of the proxy statement, tax-effected EBIT is arrived at by multiplying a company's EBIT (which is defined in the proxy statement as operating earnings before interest and tax, excluding certain non cash and / or non-recurring charges) by one minus each company's effective tax rate for the period, which was derived from such company's financial statements or analyst reports, as applicable.

In connection with its analysis of selected precedent transactions set forth on pages 26 and 27 of the proxy statement, Deutsche Bank also calculated premiums to Equity Value paid in the listed recent software transactions. Plaintiff's counsel have calculated the implied share price of Ascential common stock based on the median premiums to Equity Value Deutsche Bank calculated for the listed transactions one day (28.7%) and 30 days (51.7%) prior to announcement of the transactions. The range of values for Ascential common stock derived based on the median premiums for the listed transactions is $20.21 to $21.71 per share, and the plaintiff's counsel have demanded that the range be disclosed. Deutsche Bank's analysis of premiums paid is discussed at page 27 of the proxy statement. Deutsche Bank did not consider the premiums calculated for listed transactions to be meaningful to its fairness analyses because (i) it entailed comparing the IBM cash transaction with transactions that involved cash, stock or a combination of both and (ii) because an analysis of all cash transactions since 2003 with consideration of $1 billion or greater, in its judgment, provides a better comparison. You should read the full text of the written opinion of Deutsche Bank, dated March 13, 2005, set forth in the notice of special meeting and accompanying proxy statement mailed to stockholders on or about April 1, 2005, in its entirety for a description of the procedures followed, assumptions and qualifications made, matters considered, and limitations of the review undertaken, by Deutsche Bank. Deutsche Bank believes that its fairness analyses must be considered as a whole and that considering any portion of such analyses and of the factors considered without considering all analyses and factors could create a misleading view of the process underlying the opinion.

As discussed in the proxy statement on pages 20 and 28, we began working with Deutsche Bank in May 2004 regarding possible transactions and entered into an engagement letter with Deutsche Bank on February 15, 2005 pursuant to which Deutsche Bank will be entitled to a cash fee of approximately $8 million, a substantial portion of which is based on a percentage of the transaction value and is accordingly contingent on consummation of the merger, as well as reimbursement of certain fees and expenses. During this and prior periods, we worked with additional investment bankers in connection with our review of possible strategic alternatives. Deutsche Bank is not entitled to any fee from IBM in connection with this transaction, but members of the DB Group have from time to time provided, and may continue to provide investment banking, commercial banking (including extensions of credit), financial advisory, underwriting and other financial services to us, IBM or our respective affiliates. During 2004 Deutsche Bank received approximately $2.8 million from IBM for such financial services.

                        REVOKING OR CHANGING YOUR VOTE


Shares Registered in Your Name. Any proxy you give pursuant to this solicitation may be revoked by you at any time before it is voted. Proxies may be revoked by one of three ways:

     o You may deliver to the Secretary of Ascential at or before the taking of the vote at the special meeting a written notice bearing a date later than the proxy stating that you would like to revoke your proxy.

     o You may duly complete, execute and deliver to the Secretary of Ascential at or before the taking of the vote at the special meeting a later-dated new proxy card for the same shares. If you submitted the proxy you are seeking to revoke over the Internet or telephonically, you may submit this later-dated new proxy using the same method of transmission (Internet or telephonic) as the proxy being revoked provided the new proxy is received by 11:59 p.m. Eastern Standard Time on April 28, 2005.

     o You may attend the special meeting and vote in person (although attendance at the special meeting will not in and of itself constitute a revocation of a proxy).


     Any written notice of revocation or subsequent proxy should be delivered to Ascential Software Corporation at 50 Washington Street, Westborough, Massachusetts 01581, Attention: Secretary, or hand-delivered to our Secretary at or before the taking of the vote at the special meeting.

     Shares Held in Street Name. If you have instructed a broker or bank to vote your shares, you must follow directions received from your broker or bank to change those instructions.

The Board of Directors continues to unanimously recommend that you vote "FOR" the proposal to adopt the merger agreement and "FOR" the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional votes.

                            ADDITIONAL INFORMATION

If you would like additional copies, without charge, of this proxy statement supplement or of the original proxy statement, or if you have questions about the merger, including the procedures for voting your shares, you should contact:

         Ascential Software Corporation
         Attn: Investor Relations
         50 Washington Street
         Westborough, Massachusetts 01581

         Innisfree M&A Incorporated
         501 Madison Avenue, 20th Floor
         New York, New York 10022
         Shareholders, call toll free: (877) 687-1873
         Banks and Brokers, call collect: (212) 750-5833

Neither the Securities and Exchange Commission, or the SEC, nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosures in this proxy statement. Any representation to the contrary is a criminal offense.



                                   REMEMBER:
          You may be able to vote by telephone, or via the Internet.
        Please follow the easy instructions on the enclosed proxy card.

            If you have any questions, or need assistance in voting
                 your shares, please call our proxy solicitor,

                          INNISFREE M&A INCORPORATED

                         TOLL-FREE, at (877) 687-1873.

                        ASCENTIAL SOFTWARE CORPORATION
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                    FOR THE SPECIAL MEETING OF STOCKHOLDERS
                            FRIDAY, APRIL 29, 2005

         The undersigned hereby appoints Peter Gyenes, Robert C. McBride and Scott N. Semel, and each of them singly, as attorneys of the undersigned, with full power of substitution (the "Proxy Holders"), to vote all shares of stock which the undersigned is entitled to vote at the Special Meeting of Stockholders of Ascential Software Corporation to be held at the Omni Parker House Hotel, Stowe Room, 60 School Street, Boston, Massachusetts 02108 on Friday, April 29, 2005 at 10:00 a.m., local time, and at any adjournment or postponement thereof, with all the powers which the undersigned might have if personally present at the meeting.

         The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and Proxy Statement, dated April 1, 2005, and hereby expressly revokes any and all proxies heretofore given or executed by the undersigned with respect to the shares of stock represented by this Proxy and by filing this Proxy with the Secretary of the Company, gives notice of such revocation.

     THIS PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE TIME IT IS VOTED. PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN PROMPTLY IN THE
              ENCLOSED ENVELOPE OR VIA THE INTERNET OR TELEPHONE.
                 (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

See Reverse Side                                                See Reverse Side
________________________________________________________________________________

                              [Reverse of Proxy]

ASCENTIAL SOFTWARE CORPORATION
C/O EQUISERVE TRUST COMPANY, N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

               Your vote is important. Please vote immediately.

Vote-by-Internet                                 Vote-by-Telephone
Log on to the Internet and go to                 Call toll-free
http://www.eproxyvote.com/ascl          OR       1-877-PRX-VOTE (1-877-779-8683)

 If you vote over the Internet or by telephone, please do not mail your card.
           DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

         Please mark
         votes as in
|X|      this example.

This proxy will be voted as directed or, if properly executed and no direction is indicated, will be voted "FOR" the proposal to adopt the Agreement and Plan of Merger and "FOR" the proposal to adjourn the special meeting to a later date and, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of the proposal to adopt the Agreement and Plan of Merger.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING:

1. The proposal to adopt the Agreement and Plan of Merger, dated as of March 13, 2005, among International Business Machines Corporation, a New York corporation, Ironbridge Acquisition Corp., a Delaware corporation and wholly owned subsidiary of IBM, and Ascential Software Corporation.


             FOR                AGAINST                  ABSTAIN
             |_|                  |_|                      |_|

2. The proposal to adjourn the special meeting to a later date and, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of proposal number 1.


             FOR                AGAINST                  ABSTAIN
             |_|                  |_|                      |_|


In their discretion, the Proxy Holders are authorized to vote upon such other matter(s) which may properly come before the special meeting and any adjournment(s) or postponements thereof.



                              |_| Mark here for address change and note at left.


Please date and sign exactly as your name or names appear hereon. Corporate or partnership proxies should be signed in full corporate or partnership name by an authorized person. Persons signing in a fiduciary capacity should indicate their full titles in such capacity. If shares are held by joint tenants or as community property, both should sign.


         Signature:                                         Date:

         Signature:                                         Date: